Santarus, Inc.

Consolidated Financial Statements

Years Ended December 31, 2013 and 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Santarus, Inc.

We have audited the accompanying consolidated balance sheets of Santarus, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Santarus, Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California

April 10, 2014

Santarus, Inc.

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	December 31
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$163,136	$49,772
Short-term investments	44,867	44,964
Accounts receivable, net	50,635	31,024
Inventories, net	12,184	9,897
Deferred tax assets	29,979	—
Prepaid expenses and other current assets	8,823	6,678

Total current assets	309,624	142,335
Long-term restricted cash	750	950
Property and equipment, net	1,148	945
Intangible assets, net	16,878	16,254
Goodwill	2,913	2,913
Long-term deferred tax assets	25,740	—
Other assets	731	352

Total assets	$357,784	$163,749

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$46,916	$45,824
Allowance for product returns	26,601	20,574

Total current liabilities	73,517	66,398
Deferred revenue	969	1,639
Long-term debt	—	9,876
Other long-term liabilities	13,985	2,884
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at December 31, 2013 and 2012; no shares issued and outstanding at December 31, 2013 and 2012	—	—
Common stock, $0.0001 par value; 200,000,000 and 100,000,000 shares authorized at December 31, 2013 and 2012, respectively; 68,820,655 and 63,583,492 shares issued and outstanding at December 31, 2013 and 2012, respectively	7	6
Additional paid-in capital	408,150	368,594
Accumulated other comprehensive income (loss)	(3)	3
Accumulated deficit	(138,841)	(285,651)

Total stockholders’ equity	269,313	82,952

Total liabilities and stockholders’ equity	$357,784	$163,749

See accompanying notes.

Santarus, Inc.

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Amounts)

	Years Ended December 31
	2013	2012	2011
Revenues:
Product sales, net	$381,154	$214,538	$88,153
Promotion revenue	—	—	27,339
Royalty revenue	3,339	3,417	3,295

Total revenues	384,493	217,955	118,787
Costs and expenses:
Cost of product sales	23,282	15,640	8,852
License fees and royalties	95,922	69,783	17,898
Research and development	26,891	25,808	18,383
Selling, general and administrative	141,729	86,552	68,229

Total costs and expenses	287,824	197,783	113,362

Income from operations	96,669	20,172	5,425
Other income (expense):
Interest income	44	29	15
Interest expense	(315)	(337)	(459)

Total other income (expense)	(271)	(308)	(444)

Income before income taxes	96,398	19,864	4,981
Income tax (benefit) expense	(50,412)	1,309	312

Net income	$146,810	$18,555	$4,669

See accompanying notes.

Santarus, Inc.

Consolidated Statements of Comprehensive Income

(In Thousands)

	Years Ended December 31
	2013	2012	2011
Net income	$146,810	$18,555	$4,669
Unrealized gain (loss) on investments	(6)	3	—

Comprehensive income	$146,804	$18,558	$4,669

See accompanying notes.

Santarus, Inc.

Consolidated Statements of Stockholders’ Equity

(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive Income	Accumulated	Total Stockholders’
	Shares	Amount	Capital	(Loss)	Deficit	Equity
Balance at December 31, 2010	60,008,836	$6	$346,852	$—	$(308,875)	$37,983
Issuance of common stock upon exercise of stock options	884,324	—	1,557	—	—	1,557
Issuance of common stock under employee stock purchase plan	214,535	—	517	—	—	517
Stock-based compensation	—	—	5,362	—	—	5,362
Net income	—	—	—	—	4,669	4,669

Balance at December 31, 2011	61,107,695	6	354,288	—	(304,206)	50,088
Issuance of common stock upon exercise of stock options	1,323,514	—	3,026	—	—	3,026
Issuance of common stock under employee stock purchase plan	245,871	—	852	—	—	852
Issuance of common stock at $4.08 per share under technology license agreement	906,412	—	3,698	—	—	3,698
Stock-based compensation	—	—	6,730	—	—	6,730
Net income	—	—	—	—	18,555	18,555
Unrealized gain on investments	—	—	—	3	—	3

Balance at December 31, 2012	63,583,492	6	368,594	3	(285,651)	82,952
Issuance of common stock upon exercise of stock options	5,116,085	1	19,626	—	—	19,627
Issuance of common stock under employee stock purchase plan	121,078	—	1,403	—	—	1,403
Stock-based compensation	—	—	14,294	—	—	14,294
Excess tax benefit from stock-based compensation	—	—	4,233	—	—	4,233
Net income	—	—	—	—	146,810	146,810
Unrealized loss on investments	—	—	—	(6)	—	(6)

Balance at December 31, 2013	68,820,655	$7	$408,150	$(3)	$(138,841)	$269,313

See accompanying notes.

Santarus, Inc.

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended December 31
	2013	2012	2011
Operating activities
Net income	$146,810	$18,555	$4,669
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,893	6,129	3,113
(Gain) loss on contingent consideration	8,022	146	(3)
Stock-based compensation	14,294	6,730	5,362
Excess tax benefit from stock-based compensation	(4,233)	—	—
Issuance of common stock for technology license agreement	—	3,698	—
Deferred income taxes	(55,719)	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(19,611)	(10,750)	(13,118)
Inventories, net	(2,287)	(4,768)	1,674
Prepaid expenses and other current assets	567	(2,794)	2,878
Other assets	(379)	(352)	—
Accounts payable and accrued liabilities	5,692	13,004	3,421
Allowance for product returns	6,027	6,679	445
Deferred revenue	(670)	(524)	(472)

Net cash provided by operating activities	105,406	35,753	7,969
Investing activities
Purchases of short-term investments	(85,914)	(55,030)	(14,830)
Sales and maturities of short-term investments	86,042	15,367	14,821
Long-term restricted cash	200	(950)	—
Purchases of property and equipment	(633)	(796)	(223)
Acquisition of intangible assets	(7,000)	—	—
Net cash paid for business combinations	—	(2,519)	(12,259)

Net cash used in investing activities	(7,305)	(43,928)	(12,491)
Financing activities
Payment on credit facility	(10,000)	—	—
Payment of commitment fee on credit facility	—	(175)	—
Exercise of stock options	19,627	3,026	1,557
Issuance of common stock, net	1,403	852	517
Excess tax benefit from stock-based compensation	4,233	—	—

Net cash provided by financing activities	15,263	3,703	2,074

Increase (decrease) in cash and cash equivalents	113,364	(4,472)	(2,448)
Cash and cash equivalents at beginning of the period	49,772	54,244	56,692

Cash and cash equivalents at end of the period	$163,136	$49,772	$54,244

Supplemental disclosure of cash flow information:
Interest paid	$73	$337	$459

Income taxes paid	$3,673	$950	$66

See accompanying notes.

Santarus, Inc.

Notes to Consolidated Financial Statements

December 31, 2013

1. Organization and Summary of Significant Accounting Policies

Organization and Business

Santarus, Inc. (Santarus or the Company) is a specialty biopharmaceutical company focused on acquiring, developing, and commercializing proprietary products that address the needs of patients treated by physician specialists. Santarus was incorporated on December 6, 1996 as a California corporation and did not commence significant business activities until late 1998. On July 9, 2002, the Company reincorporated in the state of Delaware.

On November 7, 2013, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Salix Pharmaceuticals, Ltd., a Delaware corporation (Salix or Parent), Salix Pharmaceuticals, Inc., a California corporation (Salix, Inc.), and Willow Acquisition Sub Corporation, a Delaware corporation and an indirect wholly owned subsidiary of the Company (Merger Sub). On January 2, 2014, Merger Sub merged with and into the Company (the Merger), with the Company surviving as an indirect wholly owned subsidiary of Salix, Inc. (the Surviving Corporation). Concurrently with the execution and delivery of the Merger Agreement, on November 7, 2013, the Company and Parent entered into an agreement (the License Amendment Agreement), with Cosmo Technologies Limited, an affiliate of Cosmo Pharmaceuticals S.p.A. (Cosmo), which License Amendment Agreement modifies certain terms of the License Agreement by and between the Company and Cosmo dated December 10, 2008. The Merger and the License Agreement Amendment are further described in Note 11.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Santarus, Inc. and its wholly owned subsidiary, Covella Pharmaceuticals, Inc. (Covella). The Company does not have any interest in variable interest entities. All material intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosures of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with a remaining maturity of 90 days or less when purchased.

Available-for-Sale Securities

The Company has classified its debt securities as available-for-sale and, accordingly, carries these investments at fair value, and unrealized holding gains or losses on these securities are carried as a separate component of stockholders’ equity. The cost of debt securities is adjusted for amortization of premiums or accretion of discounts to maturity, and such amortization or accretion is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific-identification method.

All available-for-sale securities held as of December 31, 2013 and 2012 have contractual maturities within one year and are included in short-term investments in the Company’s consolidated balance sheets. There were no material gross realized gains or losses on sales of available-for-sale securities for the years ended December 31, 2013 and 2012. The following is a summary of the Company’s available-for-sale investment securities as of December 31, 2013 and 2012 (in thousands):

	Amortized Cost	Market Value	Unrealized Gain (Loss)
December 31, 2013:
U.S. government-sponsored enterprise securities	$44,870	$44,867	$(3)

December 31, 2012:
U.S. government-sponsored enterprise securities	$44,961	$44,964	$3

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Fair Value Measurements

The carrying values of the Company’s financial instruments, including cash, cash equivalents, accounts receivable, accounts payable, and accrued liabilities and the Company’s revolving credit facility, approximate fair value due to the relative short-term nature of these instruments.

The authoritative guidance for fair value measurements establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company obtains the fair value of its Level 2 financial instruments from its investment managers, who obtain these fair values from professional pricing sources. The professional pricing sources determine fair value using pricing models whereby all significant observable inputs, including maturity dates, issue dates, settlement dates, reported trades, broker-dealer quotes, issue spreads, benchmark securities, or other market related data, are observable or can be derived from or corroborated by observable market data for substantially the full term of the financial instrument. The Company validates the fair values of its Level 2 financial instruments provided by its investment managers by comparing these fair values to a third-party data source.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

The Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2013 and 2012, are as follows (in thousands):

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2013
Assets:
Money market funds and cash	$163,466	$—	$—	$163,466
U.S. government-sponsored enterprise securities	—	45,287	—	45,287
Deferred compensation plan assets	2,861	—	—	2,861

	$166,327	$45,287	$—	$211,614

Liabilities:
Contingent consideration	$—	$—	$10,222	$10,222
Deferred compensation plan liabilities	2,881	—	—	2,881

	$2,881	$—	$10,222	$13,103

December 31, 2012
Assets:
Money market funds and cash	$48,522	$—	$—	$48,522
U.S. government-sponsored enterprise securities	—	47,164	—	47,164
Deferred compensation plan assets	169	—	—	169

	$48,691	$47,164	$—	$95,855

Liabilities:
Contingent consideration	$—	$—	$2,200	$2,200
Deferred compensation plan liabilities	169	—	—	169

	$169	$—	$2,200	$2,369

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

The following table provides a summary of changes in fair value of the Company’s Level 3 liabilities for the years ended December 31, 2013 and 2012 (in thousands):

	Years Ended December 31
	2013	2012
Contingent consideration
Beginning balance	$2,200	$2,054
Change in fair value recorded in operating expenses	8,022	146

Ending balance	$10,222	$2,200

Level 3 liabilities include contingent milestone and royalty obligations the Company may pay related to the acquisition of Covella in September 2010. The fair value of the contingent consideration has been determined using a probability-weighted discounted cash flow model. The key assumptions in applying this approach are the discount rate and the probability assigned to the milestone or royalty being achieved. Management remeasures the fair value of the contingent consideration at each reporting period, with any change in its fair value resulting from either the passage of time or events occurring after the acquisition date, such as changes in the estimated probability or timing of achieving the milestone or royalty, being recorded in the current period’s statement of operations.

Concentration of Credit Risk and Sources of Supply

The Company invests its excess cash in highly liquid debt instruments of the U.S. Treasury, U.S. government-sponsored enterprises, government municipalities, financial institutions, and corporations with strong credit ratings. The Company has established guidelines relative to diversification of its cash investments and their maturities that are intended to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates and changes in the Company’s operations and financial position. To date, the Company has not experienced any material realized losses on its cash and cash equivalents and short-term investments.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

The Company sells its products primarily to established wholesale distributors in the pharmaceutical industry. Sales to McKesson Corporation, Cardinal Health, Inc., and AmerisourceBergen Corporation represented 29%, 26%, and 19% of the Company’s total revenue in 2013, 35%, 31%, and 18% of the Company’s total revenue in 2012, and 27%, 23%, and 18% of the Company’s total revenue in 2011, respectively. In addition to sales to wholesale distributors, revenue under the Company’s distribution and supply agreement with Prasco, LLC (Prasco) represented 21%, 10%, and 12% of the Company’s total revenue in 2013, 2012, and 2011, respectively. In 2011, the Company’s promotion revenue representing fees earned under its promotion agreement with Depomed, Inc. (Depomed) represented 23% of the Company’s total revenue.

Credit is extended based on an evaluation of the customer’s financial condition, and collateral is not required. Approximately 97% of the accounts receivable balance as of December 31, 2013 and 2012, represented amounts due from four customers. The Company evaluates the collectability of its accounts receivable based on a variety of factors, including the length of time the receivables are past due, the financial health of the customer, and historical experience. Based upon the review of these factors, the Company did not record an allowance for doubtful accounts at December 31, 2013 and 2012.

The Company relies on third-party manufacturers and its strategic partners to provide both clinical and commercial quantities of its products, and the Company does not currently have any of its own manufacturing facilities. Although there are potential sources of supply other than the Company’s existing suppliers, any new supplier would be required to qualify under applicable regulatory requirements.

For the Zegerid® (omeprazole/sodium bicarbonate) capsules prescription product, the Company relies on Norwich Pharmaceuticals, Inc. located in New York as the sole third-party manufacturer of the brand and related authorized generic product. In addition, the Company relies on a Patheon, Inc. (Patheon) facility located in Canada for the supply of Zegerid powder for oral suspension.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

For Glumetza® (metformin hydrochloride extended release tablets) 500 mg, the Company assumed from Depomed a commercial manufacturing agreement with Patheon and, accordingly, the Company relies on a Patheon facility located in Puerto Rico as the sole third-party manufacturer of Glumetza 500 mg. The Company currently relies on Depomed to oversee product manufacturing and supply of Glumetza 1000 mg. In turn, Depomed relies on a Valeant Pharmaceuticals International, Inc. facility located in Canada as the sole third-party manufacturer of Glumetza 1000 mg.

In connection with the license of rights to Cycloset® (bromocriptine mesylate ), the Company assumed a manufacturing services agreement with Patheon and, accordingly, the Company relies on a Patheon facility located in Ohio as the sole third-party manufacturer for Cycloset.

In connection with the license of rights to Fenoglide® (fenofibrate), the Company assumed a commercial supply and packaging agreement with Catalent Pharma Solutions, LLC (Catalent) and, accordingly, the Company relies on a Catalent facility located in Kentucky as the sole third-party manufacturer for Fenoglide.

For the Company’s Uceris® (budesonide) prescription product and the rifamycin SV MMX® investigational drug product, the Company relies on Cosmo, an affiliate of Cosmo Pharmaceuticals S.p.A., located in Italy, to manufacture and supply all of the Company’s drug product requirements.

For the Company’s Ruconest® (recombinant human C1 esterase inhibitor) investigational drug product, the Company relies on Pharming Group NV (Pharming) to oversee product manufacturing and supply. In turn, Pharming utilizes certain of its own facilities as well as third-party manufacturing facilities for supply, all of which are located in Europe.

For the Company’s SAN-300 (anti-VLA-1 antibody) investigational drug product, the Company utilizes materials previously manufactured by Biogen Idec MA (Biogen) for the production of clinical trial materials. In the future, Biogen has a right of first offer to supply the Company’s product requirements.

The Company and its strategic partners also rely in many cases on sole source suppliers for active ingredients and other product materials and components.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Inventories, Net

Inventories are stated at the lower of cost or market (net realizable value). Cost is determined by the first-in, first-out method. Inventories consist of finished goods and raw materials used in the manufacture of the Company’s commercial products. The Company provides reserves for potentially excess, dated, or obsolete inventories based on an analysis of inventory on hand and on firm purchase commitments, compared to forecasts of future sales.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and are depreciated over the estimated useful lives of the assets (ranging from three to five years) using the straight-line method. Leasehold improvements are depreciated over the estimated useful life of the asset or the lease term, whichever is shorter.

Business Combinations

The authoritative guidance for business combinations establishes principles and requirements for recognizing and measuring the total consideration transferred to and the assets acquired and liabilities assumed in the acquired target in a business combination.

The Company accounted for the acquisition of Covella in September 201 0 in accordance with the authoritative guidance for business combinations. The consideration paid to acquire Covella was required to be measured at fair value and included cash consideration, the issuance of the Company’s common stock, and contingent consideration, which includes the Company’s obligation to make clinical and regulatory milestone payments based on success in developing product candidates in addition to a royalty on net sales of any commercial products resulting from the anti-VLA-1 monoclonal antibody (mAb) technology. After the total consideration transferred was calculated by determining the fair value of the contingent consideration plus the up-front cash and stock consideration, the Company assigned the purchase price of Covella to the fair value of the assets acquired and liabilities assumed. This allocation of the purchase price resulted in recognition of intangible assets related to in-process research and development (IPR&D) and goodwill.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

The Company accounted for the commercialization agreement with Depomed entered into in August 2011 in accordance with the authoritative guidance for business combinations. The purchase consideration was comprised of cash payments for the purchase of existing inventory, and the entire purchase price was allocated to inventory, as cost approximated fair value, and no other assets were acquired and no liabilities were assumed in the transaction. Under the commercialization agreement, the Company has an obligation to pay royalties to Depomed based on Glumetza net product sales. These royalties are being expensed as incurred, as the Company determined that the royalty rates reflect reasonable market rates for the manufacturing and commercialization rights granted under the commercialization agreement.

The Company accounted for the license agreement with Health care Royalty Partners, L.P. (HRP) and Shore Therapeutics, Inc. (Shore) in accordance with the authoritative guidance for business combinations. The purchase consideration was comprised of an up-front cash payment, and the purchase price was allocated to prepaid royalty expense and intangible assets related to the license agreement. There were no other assets acquired or liabilities assumed under the license agreement. Under the license agreement, the Company has an obligation to pay royalties to Shore based on Fenoglide net product sales and certain one-time success-based milestones contingent on sales achievement. These royalties and sales milestones will be expensed as incurred, as the Company determined that the royalty rates and sales milestone amounts reflect reasonable market rates for the manufacturing and commercialization rights granted under the license agreement.

The determination and allocation of consideration transferred in a business combination requires the Company to make significant estimates and assumptions, especially at the acquisition date with respect to the fair value of the contingent consideration. The key assumptions in determining the fair value of the contingent consideration are the discount rate and the probability assigned to the potential milestone or royalty being achieved. The Company remeasures the fair value of the contingent consideration at each reporting period, with any change in fair value being recorded in the current period’s operating expenses. Changes in the fair value may result from either the passage of time or events occurring after the acquisition date, such as changes in the estimated probability or timing of achieving the milestone or royalty.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Intangible Assets and Goodwill

The Company’s intangible assets are comprised primarily of acquired IPR&D and license agreements. Goodwill represents the excess of the cost over the fair value of net assets acquired from business combinations. The Company periodically assesses the carrying value of its intangible assets and goodwill, which requires the Company to make assumptions and judgments regarding the future cash flows of these assets. The assets are considered to be impaired if the Company determines that the carrying value may not be recoverable based upon the Company’s assessment of the following events or changes in circumstances:

•	The asset’s ability to generate income from operations and positive cash flow in future periods;

•	Loss of legal ownership or title to the asset;

•	Significant changes in the Company’s strategic business objectives and utilization of the asset(s); and

•	The impact of significant negative industry, regulatory, or economic trends.

IPR&D will not be amortized until the related development process is complete and goodwill is not amortized. License agreements and other intangible assets are amortized over their estimated useful lives. If the assets are considered to be impaired, the impairment the Company recognizes is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fair value is determined by a combination of third-party sources and forecasted discounted cash flows. In addition, the Company bases the useful lives and related amortization expense on its estimate of the period that the assets will generate revenues or otherwise be used. The Company also periodically reviews the lives assigned to its intangible assets to ensure that its initial estimates do not exceed any revised estimated periods from which the Company expects to realize cash flows from the technologies. A change in any of the above-mentioned factors or estimates could result in an impairment charge which could negatively impact the Company’s results of operations. The Company has not recognized any impairment charges on its intangible assets or goodwill through December 31, 2013.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Intangible assets and goodwill as of December 31, 2013, consisted of the following (in thousands):

	Weighted- Average Amortization Period (Years)	Cross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Intangible assets subject to amortization
License fees	6	$34,500	$(18,722)	$15,778

Intangible assets and goodwill not subject to amortization
In-process research and development				1,100
Goodwill				2,913

				4,013

Total intangible assets net and goodwill				$19,791

Intangible assets and goodwill as of December 31, 2012, consisted of the following (in thousands):

	Weighted- Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Intangible assets subject to amortization:
License fees	6	$27,500	$(12,346)	$15,154

Intangible assets and goodwill not subject to amortization:
In-process research and development				1,100
Goodwill				2,913

				4,013

Total intangible assets, net and goodwill				$19,167

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

For the years ended December 31, 2013, 2012, and 2011, total expense related to the amortization of intangible assets was approximately $6.4 million, $5.5 million, and $2.7 million, respectively.

Total future amortization expense related to intangible assets subject to amortization at December 31, 2013, is as follows (in thousands):

2014	$6,494
2015	4,874
2016	1,088
2017	949
2018	949
Thereafter	1,424

Total future amortization expense	$15,778

Revenue Recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, title has passed, the price is fixed or determinable, and collectability is reasonably assured.

Product Sales, Net. The Company sells its commercial products primarily to pharmaceutical wholesale distributors. The Company is obligated to accept from customers products that are returned within six months of their expiration date or up to 12 months beyond their expiration date. The shelf life of the Company’s products from the date of manufacture is as follows: Uceris (36 months); Zegerid (36 months); Glumetza (36 to 48 months); Cycloset (18 months); and Fenoglide (36 months). The Company authorizes returns for expired or damaged products in accordance with its return goods policy and procedures. The Company issues credit to the customer for expired or damaged returned product. The Company rarely exchanges product from inventory for returned product. At the time of sale, the Company records its estimates for product returns as a reduction to revenue at full sales value with a corresponding increase in the allowance for product returns liability. Actual returns are recorded as a reduction to the allowance for product returns liability at sales value with a corresponding decrease in accounts receivable for credit issued to the customer.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

The Company recognizes product sales net of estimated allowances for product returns, estimated rebates in connection with contracts relating to managed care, Medicare, patient coupons and voucher programs, and estimated chargebacks from distributors, wholesaler fees and prompt payment and other discounts. The Company establishes allowances for estimated product returns, rebates, and chargebacks based primarily on the following qualitative and quantitative factors:

•	The number of and specific contractual terms of agreements with customers;

•	Estimated levels of inventory in the distribution channel;

•	Estimated remaining shelf life of products;

•	Analysis of prescription data gathered by a third-party prescription data provider;

•	Direct communication with customers;

•	Historical product returns, rebates and chargebacks;

•	Anticipated introduction of competitive products or generics;

•	Anticipated pricing strategy changes by the Company and/or its competitors; and

•	The impact of state and federal regulations.

In its analyses, the Company utilizes prescription data purchased from a third-party data provider to develop estimates of historical inventory channel pull-through. The Company utilizes a separate analysis which compares historical product shipments less returns to estimated historical prescriptions written. Based on that analysis, the Company develops an estimate of the quantity of product in the distribution channel which may be subject to various product return, rebate, and chargeback exposures.

The Company’s estimates of product returns, rebates, and chargebacks require its most subjective and complex judgment due to the need to make estimates about matters that are inherently uncertain. If actual future payments for returns, rebates, chargebacks, and other discounts vary from the estimates the Company made at the time of sale, its financial position, results of operations, and cash flows would be impacted.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

The Company’s allowance for product returns was $26.6 million as of December 31, 2013, and $20.6 million as of December 31, 2012. The Company recognizes product sales at the time title passes to its customers, and the Company provides for an estimate of future product returns at that time based upon historical product returns trends, analysis of product expiration dating and estimated inventory levels in the distribution channel, review of returns trends for similar products, if available, and the other factors discussed above. Due to the lengthy shelf life of the Company’s products and the terms of the Company’s returns policy, there may be a significant time lag between the date the Company determines the estimated allowance and when the Company receives the product return and issues credit to a customer. Therefore, the amount of returns processed against the allowance in a particular year generally has no direct correlation to the product sales in the same year, and the Company may record adjustments to its estimated allowance over several periods, which can result in a net increase or a net decrease in its operating results in those periods.

The Company has been tracking its Zegerid product returns history by individual production batches from the time of its first commercial product launch of Zegerid powder for oral suspension 20 mg in late 2004. The Company launched Cycloset in November 2010 and began distributing Fenoglide in December 2011. Under a commercialization agreement with Depomed, the Company began distributing and recording product sales for Glumetza in September 2011. The Company has provided for an estimate of product returns based upon a review of the Company’s product returns history and returns trends for similar products, taking into consideration the effect of a product’s shelf life on its returns history. The Company launched Uceris in February 2013 and recognizes product sales when title has passed to customers. Based on the Company’s historical experience with its Zegerid and Glumetza products, the Company has the ability to develop a reasonable estimate of Uceris product returns, taking into consideration the similar shelf lives and distribution channels of these products.

The Company’s allowance for rebates, chargebacks, and other discounts was $22.7 million as of December 31, 2013, and $17.2 million as of December 31, 2012. These allowances reflect an estimate of the Company’s liability for rebates due to managed care organizations under specific contracts, rebates due to various organizations in connection with Medicare contracts, patient coupons and voucher programs, chargebacks due to various organizations purchasing the Company’s products through federal contracts and/or group purchasing agreements, and other rebates and customer discounts due in connection with wholesaler fees and prompt payment and other discounts. The Company estimates its liability for rebates and chargebacks at each reporting period based on a combination of the qualitative and quantitative assumptions listed

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

above. In each reporting period, the Company evaluates its outstanding contracts and applies the contractual discounts to the invoiced price of wholesaler shipments recognized. Although the total invoiced price of shipments to wholesalers for the reporting period and the contractual terms are known during the reporting period, the Company projects the ultimate disposition of the sale (e.g., future utilization rates of cash payors, managed care, Medicare or other contracted organizations). This estimate is based on historical trends adjusted for anticipated changes based on specific contractual terms of new agreements with customers, anticipated pricing strategy changes by the Company and/or its competitors, and the other qualitative and quantitative factors described above. There may be a significant time lag between the date the Company determines the estimated allowance and when the Company makes the contractual payment or issues credit to a customer. Due to this time lag, the Company records adjustments to its estimated allowance over several periods, which can result in a net increase or a net decrease in its operating results in those periods.

In late June 2010, the Company began selling an authorized generic version of its prescription Zegerid capsules under a distribution and supply agreement with Prasco. Prasco has agreed to purchase all of its authorized generic product requirements from the Company and pays a specified invoice supply price for such products. The Company recognizes revenue from shipments to Prasco at the invoice supply price and the related cost of product sales when title transfers, which is generally at the time of shipment. The Company is also entitled to receive a significant percentage of the gross margin on sales of the authorized generic products by Prasco, which the Company recognizes as an addition to product sales, net when Prasco reports to the Company the gross margin from the ultimate sale of the products. Any adjustments to the gross margin related to Prasco’s estimated sales discounts and other deductions are recognized in the period Prasco reports the amounts to the Company.

Promotion, Royalty, and Other License Revenue. Effective January 1, 2011, the Company adopted prospectively the authoritative guidance that offers an alternative method of revenue recognition for milestone payments. Under the milestone method guidance, the Company recognizes payment that is contingent upon the achievement of a substantive milestone, as defined in the guidance, in its entirety in the period in which the milestone is achieved. Other milestones that do not fall under the definition of a milestone under the milestone method are recognized under the authoritative guidance concerning revenue recognition. Sales milestones, royalties, and promotion fees are based on sales and/or gross margin information, which may include estimates of sales discounts and other deductions, received from the relevant alliance

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

agreement partner. Sales milestones, royalties, and promotion fees are recognized as revenue when earned under the agreements, and any adjustments related to estimated sales discounts and other deductions are recognized in the period the alliance agreement partner reports the amounts to the Company.

Research and Development Expenses and License Fees

Research and development expenses have consisted primarily of costs associated with clinical studies of the Company’s products under development as well as clinical studies designed to further differentiate its products from those of its competitors, development of and preparation for commercial manufacturing of the Company’s products, compensation and other expenses related to research and development personnel and facilities expenses. Clinical study costs include fees paid to clinical research organizations, research institutions, collaborative partners, and other service providers, which conduct certain research and development activities on behalf of the Company.

Research and development expenditures are charged to expense as incurred. Expenses related to clinical studies are generally accrued based on contracted amounts applied to the level of patient enrollment and activity according to the protocol. If timelines or contracts are modified based on changes in the clinical study protocol or scope of work to be performed, the Company modifies its estimates accordingly on a prospective basis.

The Company expenses amounts paid to obtain patents or acquire licenses associated with products under development when the ultimate recoverability of the amounts paid is uncertain and the technology has no alternative future use when acquired. Future acquisitions of patents and technology licenses will be charged to expense or capitalized based upon management’s assessment regarding the ultimate recoverability of the amounts paid and the potential for alternative future use.

Patent Costs

Costs related to filing and pursuing patent applications are included in selling, general, and administrative expenses and are expensed as incurred, as recoverability of such expenditures is uncertain.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Shipping and Handling Costs

The Company generally does not charge its customers for freight. The amounts of such costs are included in selling, general, and administrative expenses and are not material.

Advertising Expense

The Company records the cost of its advertising efforts when services are performed or goods are delivered. The Company recorded approximately $6.5 million, $4.0 million, and $1.8 million in advertising expense for the years ended December 31, 2013, 2012, and 2011, respectively.

Stock-Based Compensation

The Company estimates the fair value of stock options and employee stock purchase plan rights granted using the Black-Scholes valuation model. The Company amortizes the fair value of options granted on a straight-line basis over the requisite service period of the awards, which is generally the vesting period of one to four years. Pre-vesting forfeitures were estimated to be approximately 0% for 2013, 2012, and 2011, as the majority of options granted contain monthly vesting terms. For the years ended December 31, 2013, 2012, and 2011, the Company recognized approximately $14.3 million, $6.7 million, and $5.4 million, respectively, of total stock-based compensation.

The fair value of each option is estimated on the date of grant using the Black-Scholes valuation model. The following assumptions were used during these periods:

	Years Ended December 31
	2013	2012	2011
Stock options
Risk-free interest rate	0.8%–2.2%	0.8%–1.4%	1.l%–2.6%
Expected volatility	68%–71%	71%	7l%–72%
Expected life of options (years)	5.27–6.08	5.27–6.08	5.27–6.08
Expected dividend yield	—	—	—
Employee stock purchase plan
Risk-free interest rate	0.1%	0.1%–0.2%	0.1%
Expected volatility	71%	71%	71%
Expected life of options (years)	0.50	0.50	0.50
Expected dividend yield	—	—	—

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Risk-Free Interest Rate. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of the option.

Expected Volatility. In determining its volatility factor, the Company performs an analysis of the historical volatility of its common stock for a period corresponding to the expected life of the options.

Expected Life of Options. In determining the expected life of the options, the Company uses the “simplified” method. Under this method, the expected life is presumed to be the mid-point between the vesting date and the end of the contractual term. The Company will continue to use the “simplified” method until it has sufficient historical exercise data to estimate the expected life of the options.

Expected Dividend Yield. The Company has never paid any dividends and does not intend to in the near future.

The weighted-average per share fair value of stock options granted in the years ended December 31, 2013, 2012, and 2011 was $10.29, $3.33, and $2.13, respectively. The weighted-average per share fair value of employee stock purchase plan rights granted in the years ended December 31, 2013, 2012, and 2011 was $7.59, $2.77, and $1.06, respectively. As of December 31, 2013, total unrecognized compensation cost related to stock options and employee stock purchase plan rights was approximately $31.6 million, and the weighted-average period over which it was expected to be recognized was 2.8 years.

Adoption of Recent Accounting Pronouncements

In June and December 2011, the Financial Accounting Standards Board (FASB) issued authoritative guidance on the presentation of comprehensive income. Under this newly issued authoritative guidance, an entity has the option to present comprehensive income and net income either in a single continuous statement or in two separate but consecutive statements. This guidance, therefore, eliminated the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The Company adopted the requirements of this guidance effective for its fiscal year beginning January 1, 2012. Upon adoption, the guidance did not have a material impact on the Company’s consolidated financial statements. In February 2013, the FASB amended its guidance on reporting reclassifications out

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

of accumulated other comprehensive income. For significant items reclassified out of accumulated other comprehensive income to net income in their entirety in the same reporting period, this amendment requires reporting about the effect of the reclassifications on the respective line items in the statement where net income is presented. For items that are not reclassified to net income in their entirety in the same reporting period, a cross-reference to other disclosures currently required under GAAP is required in the notes to the financial statements. This amendment is effective for interim periods beginning after December 15, 2012. Upon adoption, the guidance did not have a material impact on the Company’s consolidated financial statements.

Subsequent Events

The Company has evaluated subsequent events occurring between the end of the most recent fiscal year and April 10, 2014, the date the consolidated financial statements were available to be issued.

2. Balance Sheet Details

Inventories, net consist of the following (in thousands):

	December 31
	2013	2012
Raw materials	$1,776	$1,533
Finished goods	10,661	9,968

	12,437	11,501
Allowance for excess and obsolete inventory	(253)	(1,604)

	$12,184	$9,897

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

2. Balance Sheet Details (continued)

Property and equipment, net consist of the following (in thousands):

	December 31
	2013	2012
Computer equipment and software	$1,953	$1,670
Office equipment and furniture	1,504	1,634
Leasehold improvements	104	536

	3,561	3,840
Less: accumulated depreciation and amortization	(2,413)	(2,895)

	$1,148	$945

For the years ended December 31, 2013, 2012, and 2011, depreciation expense was approximately $436,000, $426,000, and $417,000, respectively.

Accounts payable and accrued liabilities consist of the following (in thousands):

	December 31
	2013	2012
Accounts payable	$7,275	$6,873
Accrued compensation and benefits	4,821	9,183
Accrued rebates	14,291	11,693
Accrued license fees and royalties	13,272	7,181
Accrued research and development expenses	1,869	3,441
Accrued legal fees	773	1,953
Income taxes payable	—	950
Other accrued liabilities	4,615	4,550

	$46,916	$45,824

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

3. Significant Agreements

Strategic Collaboration with Cosmo

In December 2008, the Company entered into a strategic collaboration with Cosmo, including a license agreement, stock issuance agreement, and registration rights agreement, under which the Company was granted exclusive rights to develop and commercialize Uceris and rifamycin SV MMX in the United States. As up-front consideration, the Company issued 6,000,000 shares of its common stock and made a cash payment of $2.5 million to Cosmo. In addition, following the completion of the phase III studies for Uceris in November 2010, Cosmo elected to receive payment of a clinical milestone through the issuance of 972,132 shares of the Company’s common stock. Following U.S. Food and Drug Administration (FDA) acceptance for filing of the new drug application (NDA) for Uceris in February 2012, Cosmo elected to receive payment of a regulatory milestone through the issuance of 906,412 shares of the Company’s common stock, and following the first commercial sale of Uceris, which occurred in February 2013, Cosmo elected, in April 2013, to receive payment of a $7.0 million commercial milestone in cash. The Company may also be required to pay Cosmo the following additional commercial milestones for Uceris: a one-time $5.0 million milestone payment upon initial achievement of $75.0 million in annual calendar year net product sales and a one-time $17.5 million milestone payment upon initial achievement of $150.0 million in annual calendar year net product sales.

The Company pays tiered royalties to Cosmo equal to 12% (on annual net sales of each licensed product up to $120.0 million) and 14% (on annual net sales of each licensed product in excess of $120.0 million). Such royalties are subject to reduction in certain circumstances, including in the event of market launch in the United States of a generic version of a licensed product. Under the Company’s manufacturing and supply agreement with Cosmo entered into in May 2012, the Company is obligated to purchase all of its commercial supply of Uceris from Cosmo. The Company pays Cosmo a supply price equal to 10% of net sales, and Cosmo reimburses the Company for costs associated with packaging, which is contracted separately by the Company. The Company has agreed to use commercially reasonable efforts to market, promote, and sell Uceris, utilizing a minimum number of field sales representatives during the first year following launch and spending specified minimum amounts on its sales and marketing efforts during the first three years following launch.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

3. Significant Agreements (continued)

The Company recorded the up-front cash payment of $2.5 million and the fair value of the 6,000,000 shares of its common stock issued to Cosmo of approximately $7.5 million in license fees and royalties expense in 2008. The Company recorded the fair value of the 906,412 shares of its common stock issued to Cosmo for the regulatory milestone achievement of approximately $3.7 million in license fees and royalties expense in 2012. The Company recorded and paid the $7.0 million commercial milestone in 2013. The commercial milestone has been capitalized in intangible assets and is being amortized to license fees and royalties over the estimated useful life of the asset on a straight-line basis through mid-2020.

License Agreement with University of Missouri

In January 2001, the Company entered into an exclusive, worldwide license agreement with the University of Missouri for patents and pending patent applications relating to specific formulations of proton pump inhibitors with antacids and other buffering agents and methods of using these formulations. Pursuant to the terms of the license agreement, the Company issued to the University of Missouri 164,284 shares of the Company’s common stock and paid an up-front licensing fee of $1.0 million, a one-time $1.0 million milestone fee following the filing of the Company’s first NDA in 2003, and a one-time $5.0 million milestone fee following the FDA’s approval of Zegerid powder for oral suspension 20 mg in 2004. The Company is required to make additional milestone payments to the University of Missouri upon initial commercial sale in specified territories outside the United States, which may total up to $3.5 million in the aggregate. The Company is also required to make milestone payments, up to a maximum of $86.3 million, based on first-time achievement of significant sales thresholds, the first of which was a one-time $2.5 million milestone payment accrued in 2008 and paid in 2009 upon initial achievement of $100.0 million in annual calendar year net product sales, and the next of which is a one-time $7.5 million milestone payment upon initial achievement of $250.0 million in annual calendar year net product sales. The Company is also obligated to pay royalties on net sales of the Company’s products and any products sold by Prasco, MSD Consumer Products, Inc. (Merck), a subsidiary of Merck & Co., Inc., and Glaxo Group Limited (GSK), an affiliate of GlaxoSmithKline, plc, under the Company’s existing license and distribution agreements.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

3. Significant Agreements (continued)

Distribution and Supply Agreement with Prasco

In April 2010, as part of the Company’s contingency plan to prepare for a possible launch of a generic version of its Zegerid prescription products, the Company entered into a distribution and supply agreement with Prasco that granted Prasco the right to distribute and sell an authorized generic version of the Company’s Zegerid prescription products in the United States. In late June 2010, as a result of Par Pharmaceutical, Inc.’s (Par’s) decision to launch its generic version of Zegerid capsules, Prasco commenced shipment of an authorized generic of Zegerid capsules in 20 mg and 40 mg dosage strengths in the United States under the Prasco label. Under the terms of the distribution and supply agreement, which was amended in November 2012, Prasco is obligated to use commercially reasonable efforts to distribute and sell such products in the United States. Prasco agreed to purchase all of its authorized generic product requirements from the Company and pays a specified invoice supply price for such products. Prasco is also obligated to pay the Company a significant percentage of the gross margin on sales of the authorized generic products.

Agreements with Depomed

In August 2011, the Company entered into a commercialization agreement with Depomed granting the Company exclusive rights to manufacture and commercialize Depomed’s Glumetza prescription products in the United States, including its territories and possessions and Puerto Rico. The commercialization agreement replaced an existing promotion agreement between the parties entered into in July 2008 pursuant to which the Company promoted Glumetza in the United States. Under the terms of the promotion agreement, the Company paid Depomed a $12.0 million up-front fee. The $12.0 million upfront fee has been capitalized and included in intangible assets and is being amortized to license fee expense over the estimated useful life of the asset on a straight-line basis through early 2016. Additionally under the promotion agreement, in March 2011, the Company paid Depomed a $3.0 million sales milestone, of which $2.7 million was accrued in 2010 and the balance of which was expensed in 2011, based on having achieved Glumetza net product sales in excess of $50.0 million during the 13-month period ended January 31, 2011. Under the promotion agreement, Depomed recorded revenue from the sales of Glumetza products and was required to pay the Company a fee of 80% (through September 30, 2010) and 75% (from October 1, 2010 to August 31, 2011) of the gross margin earned from all net sales of Glumetza products in the United States.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

3. Significant Agreements (continued)

Under the commercialization agreement, the parties transitioned to the Company responsibility for manufacturing, distribution, pharmacovigilance, and regulatory affairs. The Company continues to be responsible for advertising and promotional activities for Glumetza in the United States, and the Company has assumed sole decision-making authority on pricing, contracting, and promotion for Glumetza. The Company began distributing and recording product sales for Glumetza in September 2011.

The Company was required to pay to Depomed royalties on Glumetza net product sales in the United States of 26.5% in 2011, 29.5% in 2012, and 32.0% in 2013, and the Company is required to pay Depomed royalties on Glumetza net product sales in the United States of 32.0% in 2014 and 34.5% in 2015 and beyond prior to generic entry of a Glumetza product. The Company has the exclusive right to commercialize authorized generic versions of the Glumetza products. In the event of generic entry of a Glumetza product in the United States, the parties will equally share proceeds based on a gross margin split. Under the commercialization agreement, the Company will pay no additional sales milestones to Depomed as was required under the prior promotion agreement. In addition, starting in 2012, the Company has reduced minimum marketing expenditures and sales force promotion obligations during the term of the agreement until such time as a generic to Glumetza enters the market.

Pursuant to the terms of the commercialization agreement, Depomed has the option to co-promote Glumetza products to physicians other than those called on by the Company, subject to certain limitations. If Depomed exercises this right, Depomed will be entitled to receive a royalty equal to 70% of net sales attributable to prescriptions generated by its called on physicians over a pre-established baseline.

Under the terms of the commercialization agreement, Depomed will manage patent infringement litigation relating to Glumetza, subject to certain consent rights in favor of the Company, including with regard to any proposed settlements. The Company is responsible for 70% of the future out-of-pocket costs, and Depomed is responsible for 30% of the future out-of-pocket costs, related to patent infringement cases.

Depomed is financially responsible for returns of Glumetza distributed by Depomed, up to the amount of its product returns reserve account for Glumetza product returns on August 31, 2011, the date immediately before the Company began distributing Glumetza.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

3. Significant Agreements (continued)

Under the authoritative guidance for business combinations, the commercialization agreement with Depomed was determined to be a business combination and was accounted for using the acquisition method of accounting. Transaction-related costs of approximately $137,000 were included in selling, general, and administrative expenses for the year ended December 31, 2011.

The purchase price was approximately $3.8 million and represents the amount that the Company is required to pay Depomed in cash for the purchase of Depomed’s existing inventory of Glumetza and bulk metformin hydrochloride. The entire purchase price of $3.8 million was allocated to inventory, as cost approximated fair value, and no other assets were acquired and no liabilities were assumed in the transaction. The royalties payable to Depomed based on Glumetza net product sales beginning in September 2011 are being expensed as incurred, as the Company determined that the royalty rates reflect reasonable market rates for the manufacturing and commercialization rights the Company was granted under the commercialization agreement. The Company is continuing to amortize the $12.0 million up-front fee paid under the promotion agreement over the estimated useful life of the asset.

Distribution and License Agreement with 82 and VeroScience

In September 2010, the Company entered into a distribution and license agreement with S2 Therapeutics, Inc. (S2) and VeroScience, LLC (VeroScience) granting the Company exclusive rights to manufacture and commercialize the Cycloset prescription product in the United States, subject to the right of S2 to promote Cycloset as described below. Under the terms of the distribution and license agreement, the Company paid to S2 and VeroScience an up-front fee totaling $5.0 million. The $5.0 million up-front fee has been capitalized and included in intangible assets and is being amortized to license fee expense over the estimated useful life of the asset on a straight-line basis through early 2015. The Company records all sales of Cycloset and is required to pay a product royalty to S2 and VeroScience of 35% of the gross margin associated with net sales of Cycloset up to $100.0 million of cumulative total gross margin, increasing to 40% thereafter. Gross margin is defined as net sales less cost of goods sold. In the event net sales of Cycloset exceed $100.0 million in a calendar year, the Company is required to pay an additional 3% of the gross margin to S2 and VeroScience on incremental net sales over $100.0 million.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

3. Significant Agreements (continued)

The Company launched Cycloset in November 2010 and is responsible for all costs associated with its sales force and for all other sales and marketing-related expenses associated with its promotion of Cycloset. S2 retains the right to co-promote Cycloset at its sole cost and expense under the same trademark in portions of the United States where the Company is not actively promoting Cycloset. VeroScience, the holder of the United States regulatory approval for Cycloset, is responsible for overseeing regulatory matters.

License Agreement with HRP and Shore

In December 2011, the Company entered into a license agreement with HRP and Shore granting the Company exclusive rights to commercialize Fenoglide prescription products in the United States. Under the terms of the license agreement, the Company paid Shore an $11.0 million upfront fee. In addition, the Company is required to pay Shore tiered royalties on net sales of Fenoglide. The royalties are 5% on net sales of up to $10.0 million (commencing in 2013), a 20% royalty on net sales between $10.0 million and $20.0 million, and a 25% royalty on net sales above $20.0 million. The Company is also obligated to pay Shore one-time, success-based milestones contingent on sales achievement: $2.0 million if calendar year net sales equal or exceed $20.0 million and $3.0 million if calendar year net sales equal or exceed $30.0 million.

Under the terms of the license agreement, the Company is responsible for commercial, manufacturing, and regulatory activities for Fenoglide. The Company has agreed to use commercially reasonable efforts to commercialize Fenoglide within the United States and to provide certain minimum detailing efforts and sales and marketing expenditures.

Under the authoritative guidance for business combinations, the license agreement with HRP and Shore was determined to be a business combination and was accounted for using the acquisition method of accounting. Transaction-related costs of approximately $240,000 were included in selling, general, and administrative expenses for the year ended December 31, 2011.

The purchase price was $11.0 million and represents the up-front fee that the Company paid Shore in cash under the license agreement. As the royalties payable on the first $10.0 million of Fenoglide net product sales have been waived for 2012 under the license agreement, the Company allocated $500,000 of the total purchase price to prepaid royalty expense, which was expensed as incurred based upon net product sales of Fenoglide in 2012. The remaining $10.5 million of the total purchase price was allocated to intangible assets related to the license

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

3. Significant Agreements (continued)

agreement and represents the acquisition date fair value of the assets. The $10.5 million in intangible assets is being amortized to license fee expense over the estimated useful life of the asset on a straight-line basis through September 2015. No other assets were acquired and no liabilities were assumed in the transaction. The royalties and sales milestones payable to Shore based on Fenoglide net product sales are being expensed as incurred or earned, as the Company determined that the royalty rates and sales milestone amounts reflect reasonable market rates for the manufacturing and commercialization rights the Company was granted under the license agreement.

OTC License Agreement with Merck

In October 2006, the Company entered into a license agreement with Merck pursuant to which the Company granted Merck rights to develop, manufacture, market, and sell Zegerid OTC® products in the lower dosage strength of 20 mg in the United States and Canada. Merck is required to use active, sustained, and diligent efforts to conduct and complete in a timely manner all activities required to develop licensed products, receive marketing approval for licensed products and market, sell, and generate and meet market demand for licensed products in the licensed territories.

In November 2006, the Company received a nonrefundable $15.0 million up-front license fee from Merck. The $15.0 million up-front payment was amortized to revenue on a straight-line basis over a 37-month period through the end of 2009, which represented the period over which the Company had significant responsibilities under the agreement. In August 2007, the Company received a $5.0 million milestone payment relating to progress on clinical product development strategy. In June 2008, the Company received a $2.5 million regulatory milestone relating to FDA acceptance for filing of the NDA submitted by Merck for Zegerid OTC ( omeprazole 20 mg/sodium bicarbonate 1100 mg capsules). In December 2009, the Company received a $20.0 million milestone payment following the approval of the NDA submitted by Merck for Zegerid OTC. The Company recognized the $5.0 million milestone payment, the $2.5 million milestone payment, and the $20.0 million milestone payment as revenue in 2007, 2008, and 2009, respectively, due to the substantive nature of the milestones achieved and since the Company had no ongoing obligations associated with these milestones. The Company may receive up to an additional $37.5 million in milestone payments upon the achievement of specified sales milestones. The Company has determined that sales-based milestones are similar to royalties and are not considered milestones for consideration under the milestone method of

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

3. Significant Agreements (continued)

revenue recognition. The Company is also entitled to receive low double-digit royalties, subject to adjustment in certain circumstances, on net sales of any over-the-counter (OTC) products sold by Merck under the license agreement. In tum, the Company is obligated to pay royalties to the University of Missouri based on net sales of any OTC products sold by Merck.

License Agreement with Glaxo Group Limited

In November 2007, the Company entered into a license agreement with GSK, granting GSK certain exclusive rights to commercialize prescription and OTC immediate-release omeprazole products in a number of international markets. Under the license agreement, GSK is responsible for the development, manufacture, and commercialization of prescription and OTC immediate release omeprazole products for sale in more than 100 countries within Africa, Asia, the Middle East, and Latin America. GSK bears all costs for its activities under the license agreement.

Under the license agreement, in December 2007, the Company received an $11.5 million upfront fee, and the Company is entitled to receive tiered royalties equal to a percentage of net sales, ranging from the mid-teens to mid-twenties, of any licensed products sold by GSK under the license agreement. The royalties are subject to reduction on a country-by-country basis in the event that sales of any generic products achieve a specific level of market share, referred to as “generic competition” in such country. In tum, the Company is obligated to pay royalties to the University of Missouri based on net sales of any licensed products sold by GSK. GSK has an option to make a buy-out payment in 2027, the 20th anniversary of the license agreement, after which time, GSK’s royalty obligations generally would end. To support GSK’s initial launch costs, the Company agreed to waive the first $2.5 million of aggregate royalties payable under the license agreement. Of the total $11.5 million up-front payment, the $2.5 million in waived royalty obligations was recorded as deferred revenue and is being recognized as revenue when the royalties are earned. The remaining $9.0 million was also recorded as deferred revenue and was amortized to revenue on a straight-line basis over an 18-month period through May 2009, which represented the period the Company had significant obligations under the agreement.

License Agreement and Supply Agreement with Pharming

In September 2010, the Company entered into a license agreement and a supply agreement with Pharming under which the Company was granted certain non-exclusive rights to develop and manufacture, and certain exclusive rights to commercialize Ruconest in the United States, Canada, and Mexico for the treatment of hereditary angioedema (HAE) and other future indications, as further described below.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

3. Significant Agreements (continued)

License Agreement

Under the license agreement, Pharming granted the Company the non-exclusive rights to develop and manufacture and the exclusive right to commercialize licensed products in the United States, Canada, and Mexico. The Company paid Pharming a $15.0 million up-front fee in September 2010. In addition, the Company paid Pharming a $10.0 million milestone in November 2012 following successful achievement of the primary endpoint of the phase III clinical study, and the Company paid Pharming a $5.0 million milestone in July 2013 as a result of the FDA acceptance for review of the biologics license application (BLA) for Ruconest in June 2013. The Company may also be required to pay Pharming a $20.0 million milestone upon the earlier of first commercial sale of Ruconest in the United States or 90 days following receipt of FDA approval. In addition, the Company will be required to pay the following one-time performance milestones if the Company achieves certain aggregate net sales levels of Ruconest: a $20.0 million milestone if calendar year net sales exceed $300.0 million and a $25.0 million milestone if calendar year net sales exceed $500.0 million. As consideration for the licenses and rights granted under the license agreement, and as compensation for the commercial supply of Ruconest by Pharming pursuant to the supply agreement described below, the Company will pay Pharming a tiered supply price, based on a percentage of net sales of Ruconest, subject to reduction in certain events, as follows: 30% of net sales less than or equal to $100.0 million, 32% of net sales greater than $100.0 million but less than or equal to $250.0 million, 34% of net sales greater than $250.0 million but less than or equal to $500.0 million, 37% of net sales greater than $500.0 million but less than or equal to $750.0 million, and 40% of net sales greater than $750.0 million. The Company recorded license fee expense of $15.0 million in 2010, $10.0 million in 2012, and $5.0 million in 2013, representing the up-front fee paid in September 2010 and the regulatory milestones paid in November 2012 and July 2013, respectively.

Under the license agreement, Pharming was responsible for conducting the phase III clinical study for Ruconest for the treatment of acute attacks of angioedema in patients with HAE and all costs of such clinical development. In April 2013, the Company and Pharming submitted a BLA to the FDA for this indication, and the FDA accepted the BLA for review in June 2013.

Either party may propose the development of Ruconest for additional indications in the United States, Canada, and Mexico, to which the other party may opt-in.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

3. Significant Agreements (continued)

The Company has agreed to use commercially reasonable efforts to promote, sell, and distribute Ruconest in the United States, Canada, and Mexico, including launching Ruconest for the treatment of acute attacks of angioedema in patients with HAE in the United States within 120 days following receipt of United States regulatory approval. During the term of the license agreement, Pharming has agreed not to, and to ensure that its distributors and dealers do not, sell Ruconest to any customer in the United States, Canada, and Mexico. Both parties have agreed not to manufacture, develop, promote, market, or distribute any other forms of C1 inhibitors for use in the United States, Canada, and Mexico during the term.

Supply Agreement

Under the supply agreement, Pharming will manufacture and exclusively supply to the Company, and the Company will exclusively order from Pharming, Ruconest at the supply price for commercialization activities. Pharming will manufacture and supply recombinant human C 1 esterase inhibitor products to the Company at cost for development activities. Pharming will be responsible for obtaining and maintaining all manufacturing approvals and related costs.

In the event of a supply failure, the Company has certain step-in rights to cure any payment defaults under Pharming’s third-party manufacturing agreements or to assume sole responsibility for manufacturing and supply. In connection with the supply agreement, the Company entered into a separate agreement with Pharming under which the Company was granted certain property interests to manufacturing related intellectual property and access to manufacturing materials and know-how, in order to assume such manufacturing and supply responsibilities under certain circumstances.

4. Acquisition of Covella

Merger Agreement

In September 2010, the Company acquired the worldwide rights to SAN-300 through the acquisition of Covella pursuant to the terms of a merger agreement. In connection with the consummation of the transactions contemplated by the merger agreement, Covella survived as a wholly owned subsidiary of the Company.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

4. Acquisition of Covella (continued)

Under the terms of the merger agreement, the Company paid to the Covella stockholders upfront consideration of $862,000 in cash, including repayment of a $600,000 debt owed by Covella to one of the Covella stockholders. The Company also issued to the Covella stockholders 181,342 unregistered shares of the Company’s common stock (subject to a 12-month lock-up period). The Company assumed responsibility for payment of approximately $467,000 in Covella liabilities and will make clinical and regulatory milestone payments totaling up to an aggregate of $37.7 million (consisting of a combination of cash and the Company’s common stock) based on success in developing product candidates (with the first such milestone being payable upon successful completion of the first phase lIb clinical study). The Company may also be required to pay a royalty equal to a low single-digit percentage rate of net sales of any commercial products resulting from the anti-VLA-1 mAb technology. See contingent consideration liability discussed below.

Both the Company and Covella agreed to customary representations, warranties, and covenants in the merger agreement. The Covella stockholders agreed to indemnify the Company for certain matters, including breaches of representations and warranties and covenants included in the merger agreement, up to a maximum specified amount and subject to other limitations. The Company agreed to indemnify the Covella stockholders for certain matters, including breaches of representations, warranties, and covenants included in the merger agreement, up to a maximum specified amount and subject to other limitations.

Amended License and Amended Services and Supply Agreement with Biogeo

In connection with the merger agreement, the Company and Covella entered into an amendment to license agreement dated September 10, 2010 with Biogen, amending an existing license agreement dated January 22, 2009 between Covella and Biogen. Under the terms of the amended license agreement, Biogen has granted Covella an exclusive, worldwide license to patents and certain know-how and other intellectual property owned and controlled by Biogen relating to the SAN-300 and the anti-VLA-1 mAb development program. Covella is required to use commercially reasonable efforts to develop and commercialize at least one licensed product.

In connection with the execution of the amended license, the Company paid to Biogen $50,000 in cash and issued to Biogen 55,970 unregistered shares of the Company’s common stock. In addition, the Company is obligated to make clinical, regulatory, and sales milestone payments to Biogen based on success in developing and commercializing development-stage products (with the first such milestone being payable upon successful completion of the first phase IIb clinical

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

4. Acquisition of Covella (continued)

study). The amounts of the clinical and regulatory milestone payments vary depending on the type of product, the number of indications, and other specifically negotiated milestones. If SAN-300 is the first to achieve all applicable milestones for three indications, the Company will be required to pay Biogen maximum aggregate clinical and regulatory milestone payments of $97.2 million. The amount of the commercial milestone payments the Company will be required to pay Biogen will depend on the level of net sales of a particular product in a calendar year. The maximum aggregate commercial milestone payments to Biogen total $105.5 million for SAN-300, assuming cumulative net sales of at least $5.0 billion of such product, and total $60.25 million for products containing certain other compositions as described in the license, assuming cumulative net sales of at least $5.0 billion of such products. In addition, the Company will be required to pay tiered royalties ranging from low single-digit to low double-digit percentage rates, subject to reduction in certain limited circumstances, on net sales of products developed under the amended license.

Under the amended license agreement, Biogen has a right of first offer to supply Covella’s requirements of licensed products and a right of negotiation in the event that the Company decides to sublicense the right to commercialize a licensed product to a third party.

Also in connection with the merger agreement, the Company assumed a services and supply agreement between Covella and Biogen, which was subsequently amended in November 2011 and December 2012. Under the services and supply agreement, Biogen agreed to supply to Covella materials manufactured by Biogen for use in the SAN-300 development program. The amendment provides for a revised payment structure for such material. In addition, upon Covella’s achievement of the first regulatory approval set forth in the amended license, Biogen is entitled to receive a one-time milestone payment equal to approximately $11.7 million, which is equivalent to the cost of the materials supplied under the services and supply agreement. In the event the amended license is terminated by either Covella or Biogen prior to Covella’s achievement of the first regulatory approval set forth in the amended license, Covella is required to pay Biogen a one-time termination fee of $3.0 million.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

4. Acquisition of Covella (continued)

Purchase Price

The acquisition of Covella was accounted for using the acquisition method of accounting in accordance with the authoritative guidance for business combinations and, accordingly, the Company has included the results of operations of Covella in its consolidated statement of operations from the date of acquisition. Approximately $352,000 of costs associated with the Company’s acquisition of Covella has been included in selling, general, and administrative expenses for 2010.

The estimated purchase price is determined as follows (in thousands):

Cash paid on closing date	$862
Fair value of Santarus common stock issued to sellers on closing date	364
Contingent consideration liability	1,900

$3,126

In addition to cash payments, the Company issued to the Covella stockholders 181,342 unregistered shares of the Company’s common stock (subject to a 12-month lock-up period, which expired on September 10, 2011 ). The total fair value of the common stock issued was approximately $364,000. The Company estimated a fair value of $2.01 per share, which reflects a discount of approximately 25% on the $2.68 closing price of its common stock on September 9, 2010. For a publicly traded stock, the fair value of a single unrestricted share of common stock is assumed to be equivalent to the quoted market price on the valuation date. However, since the 181,342 shares of common stock issued to the Covella stockholders were subject to a 12-month trading restriction, the Company calculated a discount for lack of marketability (DLOM) applicable to the quoted market price. The Company calculated the DLOM associated with the contractual restriction using the Black-Scholes valuation model for a hypothetical put option with the following assumptions: life of the option of one year; risk-free interest rate of 0.27%; volatility of 65%; and dividend rate of 0%.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

4. Acquisition of Covella (continued)

The purchase price, including the value of the consideration transferred, and the purchase price allocation for the acquisition of Covella is set forth below (in thousands):

Cash	$20
Intangible assets	1,100
Goodwill	2,913
Liabilities assumed	(467)
Deferred tax liabilities (long-term)	(440)

$3,126

Intangible assets acquired consisted of IPR&D determined to be approximately $1.1 million. The fair value of the IPR&D has been determined using the multi-period excess-earnings method, which is a form of the discounted-cash-flow model. The approach was based on probability adjusted projected net cash flows attributable to the IPR&D discounted using a weighted-average cost of capital. The IPR&D is considered an indefinite-lived intangible asset until the completion or abandonment of the associated research and development efforts. The IPR&D asset is subject to impairment testing and will not be amortized until the development process is complete.

Contingent Consideration Liability

Under the terms of the merger agreement, the Company is obligated to make clinical and regulatory milestone payments based on success in developing product candidates in addition to a royalty on net sales of any commercial products resulting from the anti-VLA-1 mAb technology. The fair value of the contingent consideration at the closing date was determined to be approximately $1.9 million using a probability-weighted discounted cash flow. The key assumptions in applying this approach were the discount rate and the probability assigned to the milestone or royalty being achieved. Management remeasures the fair value of the contingent consideration at each reporting period, with any change in its fair value being recorded in the current period’s statement of operations. Changes in the fair value may result from either the passage of time or events occurring after the acquisition date, such as changes in the estimate of the probability of achieving the milestone or royalty. The Company recorded an increase in the fair value of contingent consideration of approximately $8.0 million for 2013 resulting primarily from changes in the probabilities of achieving certain milestones and royalties due to the Company’s clinical development progress. The fair value of the contingent consideration is included in long-term liabilities in the Company’s consolidated balance sheets, and changes in the fair value of contingent consideration are included in operating expenses.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

5. Long-Term Debt

In July 2006, the Company entered into a loan agreement with Comerica Bank (Comerica), which was most recently amended in February 2012, pursuant to which the Company may request advances in an aggregate outstanding amount not to exceed $35.0 million. Pursuant to the February 2012 amendment, the revolving loan bears interest, as selected by the Company, at either the variable rate of interest, per annum, most recently announced by Comerica as its “prime rate,” or the LIBOR rate plus 2.25%. In December 2008, the Company drew down $10.0 million under the loan agreement. In August 2013, the Company repaid the $10.0 million, and as of December 31, 2013, the Company had no outstanding balance under the loan agreement. Interest payments on advances made under the amended loan agreement are due and payable in arrears on a monthly basis during the term of the amended loan agreement. Amounts borrowed under the loan agreement may be repaid and re-borrowed at any time prior to February 13, 2015, and any outstanding principal drawn during the term of the loan facility is due and payable on February 13, 2015. In conjunction with the execution of the February 2012 amendment to the loan agreement, the Company paid a one-time commitment fee of $175,000. The commitment fee was capitalized as a debt discount and was amortized to interest expense through December 31, 2013.

6. Commitments and Contingencies

Leases

The Company leases its primary office facility and certain equipment under various operating leases. In October 2012, the Company entered into an office lease for the relocation of the Company’s headquarters. The lease provides for the Company initially to lease approximately 40,144 square feet of office space and subsequently to lease an additional 7,044 square feet of office space. The term of the lease commenced on December 17, 2012, for the initial premises upon the substantial completion of specified improvements and continues for approximately 89 calendar months from the commencement date. The term of the lease is expected to expire on or around May 31, 2020. The lease also provides the Company with the option to renew the lease term for two additional five-year periods, subject to the conditions set forth in the lease. The lease provides for annual base rent payable in monthly installments and subject to annual increases of 3.0% during the term of the lease. The Company is not required to pay rent for the initial premises for the first five full calendar months following the Company’s occupancy of the initial premises and is not required to pay the rent attributable to the additional space for the first

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

6. Commitments and Contingencies (continued)

six full calendar months following the Company’s occupancy of the additional space. The cumulative rent to be paid under the lease is being amortized on a straight-line basis over the term of the lease. The Company paid a security deposit of approximately $349,000 in October 2012.

In November 2004, the Company entered into a master lease agreement giving the Company the ability to lease vehicles under operating leases. In connection with the Company accepting delivery of vehicles and entering into lease obligations in January 2005, the Company established a letter of credit for $1.0 million naming the lessor as beneficiary. The Company entered into an agreement to reduce the letter of credit requirement to $750,000 effective in January 2011. The letter of credit is fully secured by restricted cash and has automatic annual extensions. Each lease schedule has an initial term of 12 months from the date of delivery with successive 12-month renewal terms. The Company intends to lease each vehicle, on average, approximately 36 months. The Company guarantees a certain residual value at the lease termination date. If the Company determines that it is probable that a loss will be incurred upon disposition of a vehicle resulting from the remaining book value of the lease exceeding the current fair market value of the vehicle, the Company accrues for the potential loss at the time of such determination.

At December 31, 2013, estimated annual future minimum payments under the Company’s operating leases are as follows (in thousands):

2014	$3,051
2015	2,923
2016	2,422
2017	2,268
2018	2,336
Thereafter	3,231

Total minimum lease payments	$16,231

Rent expense on facilities and equipment was approximately $3.1 million, $1.9 million, and $1.6 million for 2013, 2012, and 2011, respectively.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

6. Commitments and Contingencies (continued)

Legal Proceedings

Shareholder Litigation

Beginning on November 12, 2013, eleven putative class action lawsuits were filed by the Company’s stockholders seeking to challenge Salix’s proposed acquisition of the Company, which was announced on November 7, 2013. Nine of these actions were filed in the Delaware Court of Chancery, one was filed in California Superior Court (San Diego County), and one was filed in the U.S. District Court for the Southern District of California. These actions generally allege that the members of the Company’s board of directors breached their fiduciary duties to stockholders by failing to maximize the value of the Company and by making inadequate or misleading disclosures regarding the proposed merger, and that the Company, Salix, and certain of Salix’s subsidiaries aided and abetted those breaches of fiduciary duty. The complaint in the action pending in California federal court also asserts causes of action on behalf of the individual plaintiff for alleged violations of certain sections of the Exchange Act. These actions generally sought, among other things, to enjoin the merger, unspecified damages, and fees. On December 9, 2013, the Company and its directors filed a motion to stay the action pending in California Superior Court. On December 11, 2013, the Delaware Court of Chancery consolidated the nine actions pending in that court, appointed lead counsel for the plaintiffs, and designated the amended complaint filed by plaintiff Imad Ahmad Khalil on December 9, 2013, as the operative complaint in the consolidated Delaware litigation. On December 20, 2013, the parties in the Delaware litigation reached an agreement in principle, subject to full documentation, to resolve the plaintiffs’ claims in that action in exchange for certain supplemental disclosures that the Company included in an amended Schedule 14D-9 it filed on that date. Salix completed its merger with the Company on January 2, 2014. The parties in the Delaware litigation executed a Memorandum of Understanding reflecting the terms of their agreement in principle on January 17, 2014, and are currently drafting full settlement documentation and engaging in confirmatory discovery. The settlement of the Delaware litigation will be subject to approval by the Delaware Court of Chancery. The plaintiffs’ counsel in the Delaware litigation has also indicated that the plaintiffs intend to request an award of an unspecified amount of attorneys’ fees from the Delaware Court of Chancery. On January 23, 2014, the Company and its directors filed a renewed motion to stay the action pending in California Superior Court, and the Company filed a separate motion to stay that action in favor of the Delaware litigation. On February 12, 2014, the parties in the action pending in California federal court filed a joint motion to stay that action pending a decision by the Delaware Court of Chancery regarding final approval of the proposed settlement of the Delaware litigation, and the California federal court granted that

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

6. Commitments and Contingencies (continued)

motion on February 13, 2014. The Company is vigorously defending the action pending in California Superior Court and attempting to finalize the settlement of the consolidated Delaware litigation as described above. The Company believes that all of the claims asserted against it by Company stockholders lack merit, but it cannot predict the timing or outcome of this matter or its impact on the Company’s financial condition or results of operations.

Zegerid Rx and Zegerid OTC Patent Litigation

Zegerid Rx Litigation

In April 2010, the U.S. District Court for the District of Delaware ruled that five patents covering Zegerid capsules and Zegerid powder for oral suspension (U.S. Patent Nos. 6,489,346, 6,645,988, 6,699,885, 6,780,882, and 7,399,772) were invalid due to obviousness. These patents were the subject of lawsuits the Company filed in 2007 against Par, in response to abbreviated new drug applications (ANDAs) filed by Par with the FDA. The University of Missouri, licensor of the patents, is joined in the litigation as a co-plaintiff. In May 2010, the Company filed an appeal of the District Court’s ruling to the U.S. Court of Appeals for the Federal Circuit. Following the District Court’s decision, Par launched its generic version of Zegerid capsules in late June 2010.

In September 2012, the U.S. Court of Appeals for the Federal Circuit reversed in part the April 2010 decision of the District Court. The Federal Circuit found that certain claims of asserted U.S. Patent Nos. 6,780,882 and 7,399,772, which Par had been found to infringe, were not invalid due to obviousness. The Federal Circuit affirmed the District Court’s finding of invalidity for the asserted claims from the remaining three patents. Following the Federal Circuit’s decision, Par announced that it had ceased distribution of its generic Zegerid capsules product in September 2012. In December 2012, the Federal Circuit remanded the case to the District Court for further proceedings pertaining to damages. In February 2013, the Company filed an amended complaint with the District Court for infringement of U.S. Patent Nos. 6,780,882 and 7,399,772 and requested a jury trial with respect to the issue of damages in connection with Par’s launch of its generic version of Zegerid capsules in June 2010. In March 2013, Par filed its amended answer, which alleges, among other things, failure to state a claim upon which relief can be granted and non-infringement based on purported invalidity of the two asserted patents. In addition, Par filed a motion for a judgment on the pleadings, alleging, among other things, that the two asserted patents are invalid because the Federal Circuit

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

6. Commitments and Contingencies (continued)

purportedly did not expressly address certain prior art references considered by the District Court. The trial on the Company’s damages claim against Par is currently scheduled for November 2014. Although the Company does not believe that Par has a meritorious basis upon which to further challenge validity of the asserted patents in this proceeding, it cannot be certain of the outcome of this or any other proceedings.

In December 2011, the Company filed a lawsuit in the U.S. District Court for the District of New Jersey against Zydus Pharmaceuticals USA, Inc. (Zydus) for infringement of the patents listed in the Orange Book for Zegerid capsules. The University of Missouri, licensor of the patents, is joined in the litigation as a co-plaintiff. Zydus had filed an ANDA with the FDA regarding its intent to market a generic version of Zegerid capsules prior to the expiration of the listed patents. In September 2012, the Company amended its complaint to be limited to U.S. Patent No. 7,399,772, which patent was found not to be invalid in the September 2012 Federal Circuit decision. In October 2012, Zydus filed its answer, which alleges, among other things, failure to state a claim upon which relief can be granted. The lawsuit was commenced within the requisite 45-day time period, resulting in an FDA stay on the approval of Zydus’ proposed product for 30 months or until a decision is rendered by the District Court, which is adverse to the asserted patent. In December 2013, the District Court entered an order staying the case for 60 days, rescheduling the trial for April 2014, and extending the 30-month stay from May 2014 to July 2014. In February 2014, the Company and Merck agreed to settle this case and the related Zydus OTC litigation, discussed below. Zydus may begin selling a generic version of prescription Zegerid capsules upon expiration of the applicable patent (or earlier under certain circumstances). This matter was dismissed on February 25, 2014.

In August 2012, the Company filed a lawsuit in the U.S. District Court for the District of New Jersey against Dr. Reddy’s Laboratories, Ltd. and Dr. Reddy’s Laboratories, Inc. (collectively Dr. Reddy’s) for infringement of the patents listed in the Orange Book for Zegerid capsules. The University of Missouri, licensor of the patents, was joined in the litigation as a co-plaintiff. Dr. Reddy’s had filed an ANDA with the FDA regarding its intent to market a generic version of Zegerid capsules prior to the expiration of the listed patents. In October 2012, the Company amended its complaint to be limited to U.S. Patent No. 7,399,772, which patent was found not to be invalid in the September 2012 Federal Circuit decision. Also in October 2012, Dr. Reddy’s filed its answer, which alleges, among other things, non-infringement, invalidity, failure to state a claim upon which relief can be granted and estoppel. The lawsuit was commenced within the requisite 45-day time period, resulting in an FDA stay on the approval of Dr. Reddy’s proposed product for 30 months or until a decision is rendered by the District Court, which is adverse to

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

6. Commitments and Contingencies (continued)

the asserted patent. In June 2013, this case was settled, allowing Dr. Reddy’s to begin selling a generic version of prescription Zegerid capsules upon expiration of the applicable patent (or earlier under certain circumstances), and the District Court entered an order dismissing the case with prejudice.

Zegerid OTC Litigation

In September 2010, Merck filed a lawsuit in the U.S. District Court for the District of New Jersey against Par for infringement of the patents listed in the Orange Book for Zegerid OTC. The Company and the University of Missouri, licensors of the listed patents, are joined in the lawsuit as co-plaintiffs. Par had filed an ANDA with the FDA regarding its intent to market a generic version of Zegerid OTC prior to the expiration of the listed patents. In October 2012, Merck amended its complaint to be limited to U.S. Patent No. 7,399,772, which patent was found not to be invalid in the September 2012 Federal Circuit decision disclosed above. Also in October 2012, Par filed its answer, which alleges, among other things, failure to state a claim upon which relief can be granted, non-infringement and invalidity. Par has received tentative approval of its proposed generic Zegerid OTC product. Although the 30-month stay expired in February 2013, the parties have agreed that Par will not launch its generic Zegerid OTC product unless there is a District Court judgment favorable to Par or in certain other specified circumstances. The Markman hearing for this matter took place in July 2013, and the District Court issued a Markman order in October 2013 in which the District Court adopted Merck’s proposed construction of several claim terms that were consistent with those adopted by the U.S. District Court for the District of Delaware. In February 2014, the case was settled, allowing Par to begin selling a generic version of Zegerid OTC upon expiration of the applicable patent (or earlier under certain circumstances). The Company expects the District Court to enter an order dismissing this case soon.

In September 2010, Merck filed a lawsuit in the U.S. District Court for the District of New Jersey against Perrigo Company and Perrigo Research and Development Company (collectively Perrigo) for infringement of the patents listed in the Orange Book for Zegerid OTC. The Company and the University of Missouri, licensors of the listed patents, were joined in the lawsuit as co-plaintiffs. Perrigo had filed an ANDA with the FDA regarding its intent to market a generic version of Zegerid OTC prior to the expiration of the listed patents. Shortly after the stay was lifted in October 2012, the case was settled, allowing Perrigo to begin selling a generic version of Zegerid OTC upon expiration of the applicable patent (or earlier under certain circumstances). In January 2013, the case was voluntarily dismissed with prejudice.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

6. Commitments and Contingencies (continued)

In December 2011, Merck filed a lawsuit in the U.S. District Court for the District of New Jersey against Zydus for infringement of the patents listed in the Orange Book for Zegerid OTC. The Company and the University of Missouri, licensors of the listed patents, are joined in the litigation as co-plaintiffs. Zydus had filed an ANDA with the FDA regarding its intent to market a generic version of Zegerid OTC prior to the expiration of the listed patents. In September 2012, Merck amended its complaint to be limited to U.S. Patent No. 7,399,772, which patent was found not to be invalid in the September 2012 Federal Circuit decision. In October 2012, Zydus filed its answer, which alleges, among other things, failure to state a claim upon which relief can be granted. The lawsuit was commenced within the requisite 45-day time period, resulting in an FDA stay on the approval of Zydus’ proposed product for 30 months or until a decision is rendered by the District Court, which is adverse to the asserted patent. In December 2013, the District Court entered an order staying the case for 60 days, rescheduling the trial for April 2014, and extending the 30-month stay from May 2014 to July 2014. As discussed in connection with the lawsuit against Zydus for infringement of the patents covering prescription Zegerid, in February 2014, the Company and Merck agreed to settle this case and the related Zydus litigation. Zydus may begin selling a generic version of Zegerid OTC upon expiration of the applicable patent (or earlier under certain circumstances). This matter was dismissed on February 25, 2014.

Glumetza Patent Litigation

In June 2011, Depomed filed a lawsuit in the U.S. District Court for the District of New Jersey against Sun Pharma Global FZE, Sun Pharmaceutical Industries Ltd., and Sun Pharmaceutical Industries Inc. (collectively Sun) for infringement of the patents listed in the Orange Book for Glumetza. Valeant International Bermuda (Valeant) was joined in the lawsuit as a co-plaintiff. The lawsuit was filed in response to an ANDA filed with the FDA by Sun regarding Sun’s intent to market generic versions of Glumetza 500 mg and 1000 mg tablets prior to the expiration of the listed patents. In January 2013, the Company, Depomed, and Valeant entered into a settlement agreement with Sun that grants Sun the right to begin selling a generic version of Glumetza in August 2016, or earlier under certain circumstances. In January 2013, the District Court dismissed the lawsuit without prejudice in view of the settlement agreement. The settlement agreement is subject to review by the U.S. Department of Justice and the Federal Trade Commission.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

6. Commitments and Contingencies (continued)

In April 2012 and February 2013, Depomed filed lawsuits in the U.S. District Court for the District of Delaware against Watson Laboratories, Inc.—Florida, Actavis, Inc., and Watson Pharma, Inc. (collectively Watson) for infringement of the patents listed in the Orange Book for Glumetza. Valeant was joined in one of the lawsuits as a co-plaintiff. The lawsuits were filed in response to an ANDA filed with the FDA by Watson regarding Watson’s intent to market generic versions of Glumetza 500 mg and 1000 mg tablets prior to the expiration of the listed patents. In November 2013, the case was settled, allowing Watson to begin selling a generic version of Glumetza in August 2016, or earlier under certain circumstances, and the District Court entered an order dismissing the case without prejudice.

In addition, certain of the patents that provide coverage for Glumetza are utilized in other products developed by Depomed or Depomed licensees and are subject to ongoing patent infringement litigation and may be subject to patent infringement litigation in the future. Any adverse outcome in such patent infringement litigation could negatively impact the value of the patent coverage for Glumetza.

Fenoglide Patent Litigation

In January 2013, the Company filed a lawsuit in the U.S. District Court for the District of Delaware against Mylan Inc. and Mylan Pharmaceuticals Inc. (collectively Mylan) for infringement of the patents listed in the Orange Book for Fenoglide 120 mg and 40 mg (U.S. Patent Nos. 7,658,944, and 8,124,125). Veloxis Pharmaceuticals A/S “Veloxis”) is joined in the lawsuit as a co-plaintiff. The lawsuit was filed in response to an ANDA filed with the FDA by Mylan regarding Mylan’s intent to market a generic version of Fenoglide 120 mg and 40 mg tablets prior to the expiration of the listed patents. The Company commenced the lawsuit within the requisite 45-day time period, resulting in an FDA stay on the approval of Mylan’s proposed product for 30 months or until a decision is rendered by the District Court, which is adverse to the asserted patents, whichever may occur earlier. Absent a court decision, the 30-month stay is expected to expire in June 2015. Mylan has filed an answer in the case that asserts, among other things, non-infringement, invalidity, and failure to state a claim, and has also filed counterclaims. The Company is not able to predict the timing or outcome of this lawsuit.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

6. Commitments and Contingencies (continued)

Trademark Litigation

In October 2013, Endochoice, Inc. (Endochoice) filed a lawsuit in the U.S. District Court for the Southern District of New York against the Company for trademark infringement, false designation of origin, and unfair competition under the Trademark Act; unfair trade practices under the New York Unfair Trade Practices Act; and trademark infringement and unfair competition under the common law of the State of New York, all in connection with the Company’s use of a graphical logo in connection with some materials related to Uceris. Endochoice’s requested relief includes a permanent injunction preventing the Company from continued use of the graphical logo; that the Company surrender for destruction all products, web pages, labels, advertisements, promotional and other materials that use the graphical logo; an award of damages; and payment of Endochoice’s costs and expenses, including reasonable attorney’s fees. The parties have settled this matter.

7. Stockholders’ Equity

Authorized Shares

Effective with the Company’s initial public offering in April 2004, the Company’s certificate of incorporation was amended and restated to provide for authorized capital stock of 100,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock. In November 2004, in connection with the Company’s adoption of the Stockholder Rights Plan, the Company designated 100,000 shares of preferred stock as Series A Junior Participating Preferred Stock. In June 2013, the Company’s stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to increase the number of authorized shares of common stock of the Company from 100,000,000 to 200,000,000 shares.

Common Stock Offerings

On November 17, 2011, the Company filed a universal shelf registration statement on Form S-3 covering equity or debt securities with the SEC which was declared effective in December 2011. The universal shelf registration statement may permit the Company, from time to time, to offer and sell up to approximately $75.0 million of equity or debt securities. As of December 31, 2013, the Company has not issued securities under the universal shelf registration statement.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

Stockholder Rights Plan

In November 2004, the Company adopted a Stockholder Rights Plan, which was subsequently amended in April 2006 and December 2008 (the Rights Plan). The Rights Plan provides for a dividend distribution of one Preferred Share Purchase Right (a Right) on each outstanding share of the Company’s common stock held on November 22, 2004. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle stockholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $100. The Company’s Board of Directors will be entitled to redeem the Rights at $0.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

Stock Option Plans

The Company has two stock option plans for the benefit of its eligible employees, consultants, and independent directors. In October 1998, the Company adopted the Santarus, Inc. 1998 Stock Option Plan (the 1998 Plan). The 1998 Plan was initially approved by the Company’s stockholders in November 1998. The 1998 Plan, as amended, authorized the Company to issue options to purchase up to 4,171,428 shares of its common stock. Under the terms of the 1998 Plan, nonqualified and incentive options were granted at prices not less than 85% and 100% of the fair value on the date of grant, respectively. With the completion of the Company’s initial public offering in April 2004, no additional options have been or will be granted under the 1998 Plan, and all options that are repurchased, forfeited, cancelled, or expire will become available for grant under the 2004 Plan.

In January 2004, the Company adopted the 2004 Equity Incentive Award Plan (the 2004 Plan). The 2004 Plan was approved by the Company’s stockholders in February 2004, became effective with the Company’s initial public offering in April 2004, and was subsequently amended and restated in July 2004. In June 2013, The Company’s stockholders approved the Company’s Amended and Restated 2004 Equity Incentive Award Plan (the Amended 2004 Plan) to, among other things, extend the term of the Amended 2004 Plan to April 5, 2023, and increase by 5,000,000 the number of shares of the Company’s common stock reserved for issuance under the Amended 2004 Plan and eliminate the “evergreen” provision. As of December 31, 2013, 7,344,506 shares of the Company’s common stock were reserved for future issuance under the Amended 2004 Plan.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

Options generally vest over periods ranging from one to four years and expire ten years from the date of grant. Certain options are immediately exercisable, and unvested common shares obtained upon early exercise of options are subject to repurchase by the Company at the original issue price. As of December 31, 2013, there were no unvested common shares outstanding subject to repurchase by the Company.

A summary of stock option activity is as follows:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in Thousands)
Outstanding at January 1, 2013	19,089,848	$4.29
Granted	3,264,270	16.30
Exercised	(5,116,085)	3.84
Forfeited	(81,974)	7.29
Expired	(6,951)	3.68

Outstanding at December 31, 2013	17,149,108	$6.70	6.15	$433,143

Exercisable at December 31, 2013	12,213,895	$5.30	5.22	$325,621

The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2013, is calculated as the difference between the exercise price of the underlying options and the market price of the Company’s common stock for the shares that had exercise prices that were lower than the $31.96 closing price of the Company’s common stock on December 31, 2013. The total intrinsic value of options exercised in 2013, 2012, and 2011 was approximately $100.6 million, $6.1 million, and $1.2 million, respectively, determined as of the date of exercise. The Company received approximately $19.6 million, $3.0 million, and $1.6 million in cash from options exercised in 2013, 2012, and 2011, respectively.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

7. Stockholders’ Equity (continued)

Employee Stock Purchase Plan

In April 2004, the Company implemented the employee stock purchase plan, which was approved by the Company’s stockholders in February 2004 and subsequently amended and restated in July 2004 and November 2007. The Company’s stockholders approved the Company’s Amended and Restated Employee Stock Purchase Plan (the ESPP) to, among other things, extend the term of the ESPP until such time that the board of directors determines to terminate the plan and increase the share reserve under the ESPP by 2,000,000 shares and eliminate the “evergreen” provision. Under the ESPP, employees may contribute up to 20%, subject to certain maximums, of their cash earnings through payroll deductions, to be used to purchase shares of the Company’s common stock on each semi-annual purchase date. The purchase price will be equal to 85% of the market value per share on the employee’s entry date into the offering period, or if lower, 85% of the fair market value on the specified purchase date. As of December 31, 2013, the Company had issued 3,270, 779 shares of common stock under the ESPP and had 3,437,175 shares reserved for future issuance.

Shares Reserved for Future Issuance

Common stock reserved for future issuance as of December 31, 2013 and 2012, are as follows:

	December 31
	2013	2012
Stock options issued and outstanding	17,149,108	19,089,848
Authorized for future issuance under equity compensation plans	10,781,681	4,078,104

	27,930,789	23,167,952

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

8. 401(k) Plan

The Company maintains a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. Effective in January 2007 and through December 2009, the Company matched 25% of employee contributions up to 6% of eligible compensation, with cliff vesting over five years from the date of hire. Effective in January 2010, the Company increased the employer match to 50% of employee contributions up to 6% of eligible compensation, and effective in January 2013, the Company increased the employer match to 65% of employee contribution up to 6% of eligible compensation. Employer contributions were approximately $1.5 million in 2013, $855,000 in 2012, and $748,000 in 2011.

9. Deferred Compensation Plan

In June 2012, the Company adopted the Santarus, Inc. Deferred Compensation Plan (the Plan) for a select group of highly compensated employees of the Company, including its executive officers, pursuant to which participants may elect to defer receipt of compensation from the Company for purposes of retirement or otherwise. The Plan allows for deferrals by participants of up to 50% of base salary, and up to 100% of bonuses and performance-based compensation. A participant in the Plan may elect to have the participant’s account credited with investment gains and losses by assuming that deferred amounts were invested in one or more hypothetical investment fund options selected by the participant. Participants are permitted to change their investment elections at any time. Plan participants are always 100% vested in the amount they defer and the earnings, gains, and losses credited to their accounts. A Plan participant is entitled to receive a distribution under the Plan upon such participant’s separation from service or disability or upon an unforeseeable emergency or a change in control, as well as in the event of the participant’s death or at the time specified by the participant for an in-service or education distribution. The Company-owned assets are placed in a “rabbi trust” and are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. The trust assets, which consist primarily of mutual funds, had a fair value of approximately $2.9 million at December 31, 2013, and $169,000 at December 31, 2012. The corresponding liability was approximately $2.9 million at December 31, 2013, and $169,000 at December 31, 2012, and was included in other long-term liabilities in the accompanying consolidated balance sheets. Total contributions to the Plan, consisting solely of compensation deferred by participants, were approximately $169,000 for 2012 and $2.6 million for 2013.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

10. Income Taxes

The Company provides for income taxes under the liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of differences between the tax basis of assets or liabilities and their carrying amounts in the financial statements. The Company provides a valuation allowance for deferred tax assets if it is more likely than not that these items will expire before the Company is able to realize their benefit. The Company calculates the valuation allowance in accordance with the authoritative guidance relating to income taxes, which requires an assessment of both positive and negative evidence regarding the realizability of these deferred tax assets, when measuring the need for a valuation allowance. Significant judgment is required in determining any valuation allowance against deferred tax assets. As of December 31, 2012, due to a history of operating losses and other key operating factors, including uncertainty regarding the pending FDA approval to market and commercialize Uceris, the Company concluded that a full valuation allowance was necessary to offset all of its deferred tax assets. As of June 30, 2013, the Company concluded that it was more likely than not that its deferred tax assets would be realized through future taxable income. This conclusion was based on the Company’s sustained profitability for 2011, 2012, and the six months ended June 30, 2013, assessment of sales trends for each of the Company’s products including Uceris, which the Company commercially launched in February 2013, and projections of positive future earnings. The Company recorded an income tax benefit of $50.4 million, which is primarily related to the release of the valuation allowance, during the year ended December 31, 2013. The release of the valuation allowance will not affect the amount of cash paid for income taxes. The Company reassesses its ability to realize the deferred tax benefits on a quarterly basis. If it is more likely than not that the Company will not realize the deferred tax benefits, then all or a portion of the valuation allowance may need to be re-established, which would result in a charge to tax expense.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

10. Income Taxes (continued)

The provision for income tax consists of the following (in thousands):

	Years Ended December 31
	2013	2012	2011
Current:
Federal	$3,124	$895	$160
State	2,623	414	152

	5,747	1,309	312
Deferred:
Federal	(46,101)	—	—
State	(10,058)	—	—

Total income tax (benefit) expense	(56,159)	—	—

	$(50,412)	$1,309	$312

A reconciliation of the statutory income tax rate to the Company’s effective tax is as follows:

	Years Ended December 31
	2013	2012	2011
Federal income taxes	35.0%	34.0%	34.0%
State income tax, net of federal benefit	2.2%	2.2%	3.3%
Tax effect on non-deductible expenses	3.6%	2.0%	5.5%
Stock compensation expense	(0.1)%	4.9%	19.6%
Change in valuation allowance	(92.5)%	(43.6)%	(63.2)%
Impact of state rate change	—%	6.7%	9.0%
Other	(0.5)%	0.4%	(2.0)%

	(52.3)%	6.6%	6.2%

The Company’s Section 382 analysis was completed through December 31, 2012. There is a risk that additional changes in ownership could have occurred since that date. If a change in ownership were to have occurred, additional net operating loss and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

10. Income Taxes (continued)

Significant components of the Company’s deferred tax assets as of December 31, 2013 and 2012, are listed below (in thousands). A valuation allowance of $3.6 million and $91.4 million at December 31, 2013 and 2012, respectively, has been recognized to offset the net deferred tax assets, as realization of such assets is uncertain. The valuation allowance decreased by approximately $87.8 million during the year ended December 31, 2013, and $8.7 million during the year ended December 31, 2012.

	December 31
	2013	2012
Deferred tax assets:
Net operating loss carryforwards	$5,747	$46,010
Research and development credits	3,575	2,910
Alternative minimum tax credits	2,797	869
Stock-based compensation	7,839	5,654
Accrued rebates	5,280	4,228
Deferred revenue	1,285	1,273
Deferred compensation	1,012	—
License fees, milestone payments, and other intangibles	19,304	17,255
Allowance for product returns	9,828	7,440
Other	3,093	5,739

Total deferred tax assets	59,760	91,378
Valuation allowance	(3,601)	(91,378)

	56,159	—
Deferred tax liabilities:
Indefinite life intangible	(440)	(440)

Net deferred tax assets (liabilities)	$55,719	$(440)

At December 31, 2013, the Company had federal and state income tax net operating loss carryforwards of approximately $81.2 million and $111.4 million, respectively. The federal and California net operating loss carryforwards will begin to expire in 2024 and 2014, respectively, unless previously utilized. Included in the federal and state net operating losses are $79.1 million and $88 million of losses attributable to excess stock option deductions. Under current accounting guidance, these losses will be credited to paid-in capital when the losses are utilized and reduce taxes payable. At December 31, 2013, the Company had federal and California research and development credit carryforwards of approximately $4.9 million and $2.3 million,

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

10. Income Taxes (continued)

respectively. The federal research and development credit carryforwards will begin to expire in 2018 unless previously utilized. The California research and development credits carry forward indefinitely. At December 31, 2013, the Company also had Federal Alternative Minimum Tax credits of approximately $2.8 million, which will carry forward indefinitely.

The Company follows the authoritative guidance relating to accounting for uncertainty in income taxes. This guidance clarifies the recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained.

As of December 31, 2013, the Company had unrecognized tax benefits of $4.3 million, of which $3.5 million, if recognized, would affect the Company’s effective tax rate. The Company does not anticipate that there will be a significant change in the unrecognized tax benefits within the next 12 months. As of December 31, 2013 and 2012, the Company had no accrued interest related to unrecognized tax benefits. It is the Company’s practice to include interest and penalties that relate to income tax matters as a component of income tax expense.

The Company is subject to taxation in the United States and various state jurisdictions. The Company’s tax years for 1999 and forward are subject to examination by the U.S., California and other state tax authorities.

11. Subsequent Event—Merger with Salix

On November 7, 2013, the Company entered into an agreement and plan of merger, or Merger Agreement, with Salix Pharmaceuticals, Ltd., or Parent, Salix Pharmaceuticals, Inc., a wholly owned subsidiary of Parent, and Willow Acquisition Sub Corporation, a wholly owned indirect subsidiary of Parent, or Merger Sub, pursuant to which, and on the terms and subject to the conditions thereof, among other things, Merger Sub commenced a tender offer on December 3, 2013, to acquire all of the Company’s outstanding shares of common stock, including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.0001 per share (collectively, the Shares), at a purchase price of $32.00 per share in cash, without interest and less any applicable withholding taxes.

Santarus, Inc.

Notes to Consolidated Financial Statements (continued)

11. Subsequent Event—Merger with Salix (continued)

On January 2, 2014, following acceptance of the tendered Shares, Parent completed the acquisition of the Company through a merger under Section 251(h) of the General Corporation Law of the State of Delaware.

Concurrently with the execution and delivery of the Merger Agreement, on November 7, 2013, the Company and Parent entered into an agreement, or the License Amendment Agreement, with Cosmo Technologies Limited, an affiliate of Cosmo Pharmaceuticals S.p.A., or Cosmo, which License Amendment Agreement modifies certain terms of the License Agreement by and between the Company and Cosmo dated December 10, 2008, or the Original License Agreement. Under the terms of the License Amendment Agreement, among other things, effective and conditioned upon the consummation of the Merger, (1) the Company agreed to withdraw from the License Agreement as it related to rifamycin SV MMX and return to Cosmo all rights to rifamycin SV MMX acquired by the Company under the Original License Agreement and all regulatory approvals, filings, and study data relating to the product, (2) Cosmo consented to the development, promotion, and marketing in the United States by the Company, Parent, and any of their subsidiaries of budesonide products; provided that the Company and Parent are prohibited from developing, promoting, or marketing, directly or indirectly, an oral formulation budesonide product other than the product licensed by the Company under the Original License Agreement, and (3) milestone obligations payable to Cosmo are only payable in cash, and the Stock Issuance Agreement between the Company and Cosmo, effective as of December 10, 2008, and the Registration Rights Agreement between the Company and Cosmo, dated as of December 10, 2008, and amended on April 23, 2009, were terminated.

Upon the consummation of the Merger, certain of the Company’s compensation plans were terminated, including the Company’s stock option plans, ESPP, 401(k) plan, and deferred compensation plan. Additionally, upon the consummation of the Merger, the Company’s loan agreement with Comerica was terminated.